EXHIBIT 10.1

AGREEMENT, RELEASE AND WAIVER

THIS AGREEMENT, RELEASE AND WAIVER (“Agreement”) is entered into on the 23rd day of January, 2007, by and between STEVEN J. CAMPBELL, a resident of the State of Ohio (“Employee”), and HAWK CORPORATION, a Delaware corporation (“Hawk”).

WHEREAS, Employee has been an employee of Hawk Precision Components Group, Inc., an Ohio Corporation (“HPCG”), pursuant to the terms of an Agreement of Employment, Confidentiality and Non-Competition dated as of August 14, 2006, as modified by letter agreements dated as of November 3, 2006 and December 20, 2006 (together, the “HPCG Agreement”);

WHEREAS, HPCG is a subsidiary of Hawk;

WHEREAS, Employee is a Senior Vice President of Hawk;

WHEREAS, previously, Employee was employed by Friction Products Co., an Ohio corporation (“Friction”) that is also an indirect subsidiary of Hawk, pursuant to the terms of an Agreement of Employment, Confidentiality and Non-Competition dated as of January 27, 2000, as amended by a First Amendment to Agreement of Employment, Confidentiality and Non-Competition dated as of October 5, 2004 (together, the “Friction Agreement”);

WHEREAS, pursuant to the Friction Agreement, Employee also served as the President of Tex Racing Enterprises, Inc., a Delaware corporation that is also a subsidiary of Hawk;

WHEREAS, Employee and Hawk are parties to a Change in Control Agreement dated as of August 14, 2006 (the “CIC Agreement”) pursuant to which Employee is entitled to receive certain benefits upon a change in control of Hawk provided that Employee is then in the employ of Hawk or any of its subsidiaries;

WHEREAS, Employee and Hawk are parties to Incentive Stock Option Agreements dated as of February 1, 2000, October 5, 2001, January 30, 2004 and August 20, 2004 and to a Non-Statutory Stock Option Agreement dated as of August 20, 2004 (collectively, the “Stock Options” and, together with the HPCG Agreement, the Friction Agreement, the CIC Agreement and any other agreements (other than this Agreement and the PCGH Employment Agreement, as defined below) between Employee, on the one hand, and Hawk and/or any other subsidiary or affiliate of Hawk, on the other hand, the “Contracts”);

WHEREAS, on December 21, 2006, Employee entered into an employment agreement with PCG Holdings Group Inc., a Delaware corporation (“PCGH”) (the “PCGH Employment Agreement”), that will not become effective unless and until the transactions contemplated by that certain Stock Purchase Agreement (the “Purchase Agreement”) by and between Hawk and PCGH dated as of December 21, 2006 (the “Contemplated Transactions”) are consummated;

WHEREAS, in conjunction with the negotiation of the Purchase Agreement and the PCGH Employment Agreement and the continued employment of Employee with HPCG through the closing date of the Contemplated Transactions (the “Closing Date”), Hawk induced and PCGH agreed to provide additional value to Employee under the PCGH Employment Agreement;

WHEREAS, one of the conditions to the obligation of Hawk to consummate the Contemplated Transactions is that Employee have executed and delivered this Agreement at least eight (8) days prior to the Closing Date of the Contemplated Transactions, and that Employee not have revoked, rescinded or repudiated this Agreement (the “Closing Condition”); and

WHEREAS, Employee and Hawk now desire to (i) resolve all matters arising out of or related to Employee’s employment with and/or association with Hawk and each of its other subsidiaries or affiliates, and the Contracts, and (ii) enable Employee to enjoy the benefits of employment with PCGH, under the PCGH Employment Agreement or otherwise, by satisfying the Closing Condition and consummating the Contemplated Transactions;

NOW, THEREFORE, in consideration of the foregoing recitals, of the covenants and agreements set forth herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Hawk’s Actions. From the Date of this Agreement through the closing of the Contemplated Transactions (the “Closing”), Hawk shall cause Hawk MIM, Inc., an Ohio corporation that is an indirect wholly-owned subsidiary of Hawk, to continue to pay Employee his current base salary and provide Employee his current benefits.

2. Release and Waiver. Except as otherwise specifically provided in this Agreement, with respect to any and all events occurring on or before the date of this Agreement arising out of or related to Employee’s employment, association and/or relationship with Hawk and any other subsidiary or affiliate of Hawk, or with respect to any of the Contracts:

(a) Employee hereby releases and forever discharges Hawk, and each of its subsidiaries, affiliates, related companies, predecessors, successors, current and former agents, partners, officers, directors, shareholders, insurers, attorneys, employees, representatives and assigns (each, a “Released Party” and, collectively, the “Released Parties”), from any and all claims, demands and causes of action, known and unknown; this includes, among other things, claims based on the legal theories of wrongful or unjust termination, breach of contract (express or implied), promissory estoppel, negligent or intentional (tortious) conduct, negligent or intentional infliction of emotional distress, defamation, breach of any implied covenant of good faith and fair dealing, violation of public policy, claims for failure to pay a bonus, claims for failure to pay a success bonus based on the Contemplated Transactions or any other transaction(s) related to any Released Party, claims for failure to pay severance, claims under any of the Contracts, claims under the Hawk 1997 Stock Option Plan, claims under the Hawk 2000 Long Term Incentive Plan, claims under any other stock, incentive, bonus, compensation, severance, insurance, welfare, benefit or other plan of Hawk or any other Released Party, and any and all forms of employment discrimination, and including claims for attorneys’ fees, expenses and costs related to any of the foregoing; provided, however, that the foregoing release shall not affect (i) any of Employee’s rights under the PCGH Employment Agreement or (ii) any of the rights set forth in paragraph 4 of this Agreement and the Stock Options related thereto; and

(b) Employee hereby releases and forever discharges each of the Released Parties from any and all claims, demands and causes of action, and waives any rights he may have, under Title VII of the Civil Rights Act of 1964, under 42 U.S.C. §1981, under the Age Discrimination in Employment Act (“ADEA”), under the Americans With Disabilities Act, under the Family and Medical Leave Act of 1993, under the Civil Rights Attorney’s Fees Awards Act of 1976, under the Ohio Fair Employment Practices Act, or under any other federal, state or local statute prohibiting discrimination in employment, or to request that a lawsuit be instituted pursuant to 29 U.S.C. §206(d); and

(c) Employee agrees not to institute a lawsuit with respect to any matters released or any rights waived in this Agreement. It is understood and agreed that nothing contained in this Agreement is intended to affect Employee’s right to file an administrative charge with the Equal Employment Opportunity Commission (EEOC), subject to the restriction that if any such charge is filed Employee agrees not to seek or in any way obtain or accept any monetary award, recovery, settlement or relief therefrom. Nothing in this Agreement shall prevent Employee from filing a legal action to challenge whether his agreement to the terms of this Agreement was knowing and voluntary for purposes of the ADEA, or to pursue any claims that by law he cannot waive. Employee further agrees that should any class or collective action lawsuit in which he may be a participant be brought against any Released Party, he will opt-out (or refrain from opting in) to the class or collective action.

3. Change in Control Agreement. Employee acknowledges that a Change in Control (as defined in the CIC Agreement) under the CIC Agreement shall not be deemed to have occurred by virtue of the execution of the Purchase Agreement or the consummation of any or all of the Contemplated Transactions, and that he shall not at any time be deemed to have suffered a Qualifying Termination (as defined in the CIC Agreement) under the CIC Agreement. Notwithstanding the foregoing, Employee acknowledges that Exhibit B to the CIC Agreement, titled Restricted Covenants (“Exhibit B”),is incorporated herein by reference, and shall remain in full force and effect in accordance with its terms; provided, however, that Section 3 of Exhibit B shall not apply to Employee while he remains employed by HPCG or any of its direct or indirect subsidiaries.

4. Stock Options. Employee’s stock options that are vested as of the Closing will remain exercisable subject to the terms of the Stock Options. Any of Employee’s stock options that are unvested as of the Closing will be forfeited pursuant to the terms of the Stock Options. Employee acknowledges and agrees that the Purchase Agreement and the closing of the Contemplated Transactions shall not accelerate the vesting of any stock options.

5. No Future Employment. Employee covenants and agrees that (i) following the Closing, he will not apply for employment with any of the Released Parties other than HPCG or its subsidiaries, and (ii) in the event that he does in fact apply for any such employment in violation of the terms of clause (i) above, none of such Released Parties shall have any obligation to consider him for such employment.

6. Cooperation. Employee agrees to fully cooperate, in good faith and to the best of his ability, with reasonable requests of Hawk and/or any of the Released Parties in connection with all pending, threatened or future claims, actions, litigations, arbitrations or inquiries by any state, federal, foreign or private person or entity, directly or indirectly arising from or relating to any transaction, event or activity he was involved in, participated in or had knowledge of in the course of his involvement with Hawk or such Released Party. Such cooperation will be at mutually-agreeable times and Hawk or such Released Party, as the case may be, shall reimburse Employee for his out-of-pocket expenses reasonably incurred in providing such cooperation.

7. Terms of Offer; Revocation.

(a) This Agreement has been delivered to Employee, by email, on the 4th day of January, 2007. The offer contained herein shall remain open until the end of the twenty-first (21st) full day after delivery. The parties hereby agree that any changes to the terms of this Agreement which they agree to make during the period from the date of delivery just described through the date of execution of this Agreement, whether material or immaterial, do not restart the running of the time period set forth in the preceding sentence.

(b) After execution of this Agreement, Employee may revoke his agreement hereto by delivering written notice of revocation to Hawk and to Hawk (to the attention of Joseph J. Levanduski, 200 Public Square, Suite 1500, Cleveland, Ohio 44114) at any time during the period from the date of Employee’s execution through the end of the seventh (7th) full day after such execution (the “Revocation Period”). This Agreement shall not be effective, and no actions shall be taken under this Agreement, until the expiration of the Revocation Period. Upon expiration of the Revocation Period following Employee’s execution of the Agreement, this Agreement shall be fully effective and enforceable.

8. No Liability. Nothing contained in this Agreement is intended to constitute an admission by Hawk or any other Released Party of liability of any nature whatsoever to Employee, and Hawk expressly denies any such liability.

9. Governing Law; Jurisdiction. This Agreement shall be governed by and shall be interpreted in accordance with the laws of the State of Ohio, and the parties hereby confer jurisdiction upon the courts of any jurisdiction within the State of Ohio to determine any dispute arising out of or related to this Agreement, or the breach hereof.

10. Costs of Action. In the event that any party to this Agreement or any Released Party brings any action or proceeding in connection with this Agreement, the prevailing party in such action shall be entitled to recover, as part of such action or proceeding, its costs therein including reasonable attorneys’ fees.

11. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12. Severability. It is the intention of the parties that the terms and provisions of this Agreement be construed to be separable and severable. If any term or provision of this Agreement shall be held void, invalid, unenforceable or in conflict with any applicable law, all of the other terms and provisions of this Agreement shall remain valid and fully enforceable.

13. Assignment; Benefit and Burden. This Agreement is not assignable by Employee. This Agreement shall bind and inure to the benefit of the parties hereto and their respective present, former and future heirs, beneficiaries, estates, spouses, personal representatives, affiliates, successors and permitted assigns, and is specifically entered into for the benefit of and may be enforced by any of the Released Parties.

14. Amendment. This Agreement may not be changed orally, but may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by an instrument in writing signed by each of the parties, or, in the case of a waiver, signed by the party against whom enforcement of such waiver is being sought.

15. Entire Agreement. This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereof; provided, however, that the obligations of Employee under sections 4 through 15 of the HPCG Agreement shall remain in full force and effect in accordance with their respective terms.

16. Acknowledgements. Employee acknowledges that he has carefully read all of the terms of this Agreement; that such terms have been fully explained to him and that he understands the consequences of each and every term; that he has had adequate time to consult with, and has consulted with, his own legal advisor prior to signing this Agreement; and that he specifically understands that by signing this Agreement he is giving up any and all rights he may have against Hawk and any Released Party under the laws and legal theories referred to above with respect to events occurring on or before the date of this Agreement.

17. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or electronic signature included in an Adobe PDF file, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

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IN WITNESS WHEREOF, this Agreement, Release and Waiver has been duly executed and delivered at Cleveland, Ohio on the date first set forth above.

By:	/s/ Steven J. Campbell
STEVEN J. CAMPBELL

HAWK CORPORATION

By:	/s/ Joseph J. Levanduski
Joseph J. Levanduski
Vice President - CFO